U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2005

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 3, 2005, Emeritus Corporation ("we" or "us") entered into agreements that closed a debt restructuring transaction that reduces the effective interest rate by approximately 2.75% on $21.4 million of debt, extends the maturity to February 2008, and improves annual cash flows and earnings by approximately $1.6 million and $550,000, respectively, exclusive of transaction charges, as further described below.

On September 30, 2003, we consolidated three previous financings with Health Care REIT, Inc. (“HCN”) into a single $25.8 million leasehold mortgage financing, secured by 26 communities and maturing on June 30, 2007. The debt had interest at an initial rate of 12.13% per annum with periodic increases up to 13%. The consolidated loan required monthly payments of interest during the first year and monthly payments of principal and interest, based on a 10-year amortization, thereafter. We made a principal reduction of $6.0 million on August 2, 2004. The balance on the note as of March 2, 2005, was approximately $19.5 million.

We modified the existing note in full substitution with Healthcare Realty Trust, Incorporated ("HRT"), an unrelated third party lender. HCN sold the loan to HRT, and assigned substantially all of the leasehold mortgages and all additional collateral securing the loan pursuant to a certain Loan Purchase Agreement between HCN, HRT, and us. HRT and we agreed to modify, amend, and restate the loan. The restated loan has a maturity date of February 28, 2008. The initial interest accrues on the principal amount outstanding at the rate of 10% per annum. Commencing on the first day of the first month after the commencement date and on the first day of each month thereafter, we will make monthly interest only payments sufficient to pay all interest accrued. On the maturity date, we will make a balloon payment equal to the outstanding balance of this note including the outstanding principal balance, all accrued and unpaid interest and all charges, expenses, and other amounts payable by us to HRT. We will not have the privilege of prepaying on the note in whole or in part at any time without the prior written consent of HRT, at HRT's sole discretion. In addition, the note contains certain subjective default clauses, which, as a remedy, HRT may declare the loan to be immediately due and payable.

In connection with the loan modification, HRT also extended an additional $1.8 million to us on the same terms as the restated loan from HRT to pay off certain transaction cost advances that matured in March 2006 and had an interest rate of 12.0% (increasing to 12.5% in April 2005).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure

On March 3, 2005, we issued a press release announcing a $21.4 million refinancing transaction. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report, including but not limited to Exhibits 99.1, is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report, including but not limited to Exhibits 99.1, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Exhibits and Financial Statements.

(c) Exhibits.

10.1	Second Amended and Restated Loan Agreement between Healthcare Realty Trust and Emeritus Corporation and dated as of March 3, 2005.
10.2	Second Amended and Restated Note between Emeritus Corporation and Healthcare Realty Trust Incorporated and dated as of March 3, 2005.
10.3	Loan Purchase Agreement among Healthcare Realty Trust Incorporated, Health Care REIT, Inc., and Emeritus Corporation and dated as of March 3, 2005.
10.4	Intercreditor Agreement between Health Care REIT, Inc. and Healthcare Realty Trust Incorporated and dated as of March 3, 2005.
99.1	Press release dated March 3, 2005, announcing a $21.4 million refinancing transaction

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 9, 2005		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

INDEX TO EXHIBITS

10.1	Second Amended and Restated Loan Agreement between Healthcare Realty Trust and Emeritus Corporation and dated as of March 3, 2005.
10.2	Second Amended and Restated Note between Emeritus Corporation and Healthcare Realty Trust Incorporated and dated as of March 3, 2005.
10.3	Loan Purchase Agreement among Healthcare Realty Trust Incorporated, Health Care REIT, Inc., and Emeritus Corporation and dated as of March 3, 2005.
10.4	Intercreditor Agreement between Health Care REIT, Inc. and Healthcare Realty Trust Incorporated and dated as of March 3, 2005.
99.1	Press release dated March 3, 2005, announcing a $21.4 million refinancing transaction